Distribution Services Agreement

THIS DISTRIBUTION SERVICES AGREEMENT (“Agreement”) is entered into by and between Foreside Fund Services, LLC (the “Distributor”), Ironwood Capital Management (“Adviser”), Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC (each a “Fund,” and collectively, the “Funds”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to LM Foreside Holdings LLC (the “Transaction”).

WHEREAS, in connection with the Transaction, the Distributor and the Funds have terminated their existing distribution agreement dated as of October 5, 2010, and entered into a new distribution agreement dated as of the closing date of the Transaction (the “New Distribution Agreement”).

Effective as of the closing of the Transaction, the Funds, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Amended and Restated Distribution Services Agreement between the parties effective as of December 9, 2015, as amended (the “Existing Agreement”), except all references in the Existing Agreement to the “Distribution Agreement” shall refer to the New Distribution Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC		IRONWOOD MULTI-STRATEGY FUND LLC

By:		By:	/s/ Jonathan Gans
	Richard J. Berthy, President	Name: Jonathan Gans
Title: Chief Executive Officer & President

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Chief Executive Officer & President

IRONWOOD CAPITAL MANAGEMENT

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Chief Executive Officer & President